EXHIBIT 99.1

STRYKER ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE THE NEUROVASCULAR DIVISION OF BOSTON SCIENTIFIC FOR $1.5 BILLION

Kalamazoo, Michigan - October 28, 2010 -- Stryker Corporation (NYSE:SYK) announced today a definitive agreement to acquire the assets of the Neurovascular division of Boston Scientific in an all cash transaction for $1.5 billion, which includes $100 million of milestone payments. The purchase price also reflects consideration for the present value of the future tax benefit for Stryker based on the asset purchase structure of the transaction. Boston Scientific Neurovascular is a global leader in the approximately $900 million worldwide neurovascular market, which includes products used for the minimally invasive treatment of hemorrhagic and ischemic stroke. With sales in 2009 of $348 million, Boston Scientific Neurovascular provides patients and physicians with the broadest offering of devices for the treatment of neurovascular disease, including detachable coils, stents, microcatheters and guidewires.

Under the terms of the agreement, Boston Scientific will receive $1.4 billion at closing with additional consideration of up to $100 million payable upon specified milestone events, including the commercialization of the next generation of Target™ detachable coils used to treat hemorrhagic stroke, and the transfer of specific manufacturing facilities related to the Neurovascular operation to Stryker, which is anticipated to occur over a 24-month period following the closing.

The closing of the transaction is subject to expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, similar requirements in other countries, and other customary closing conditions.

"The acquisition of Boston Scientific Neurovascular is an important strategic move as it positions us as a leader in the highly attractive neurovascular space, which we believe is well positioned to remain one of the fastest growing and most innovative sectors in medical technology," said Stephen P. MacMillan, Chairman, President and Chief Executive Officer of Stryker. "Today, through our Instruments, Orthopedics and Spine divisions, Stryker offers complementary neurosurgery products to many of the same customers called on by Boston Scientific Neurovascular.  Going forward, the proposed acquisition allows us to substantially broaden our product offerings and relevance to these customers and over time, we believe will afford us with a unique competitive advantage. We are highly enthusiastic regarding the prospects for Boston Scientific Neurovascular's next generation portfolio of coils and other diagnostic and therapeutic devices, which are expected to provide the opportunity to regain momentum and return to market leading growth."

Boston Scientific Neurovascular sells products through a direct sales force in the U.S. and a combination of direct sales force and distributors outside the U.S.  From 1997 to 2005, Boston Scientific Neurovascular expanded its core hemorrhagic stroke device offerings to include new detachable coils in the GDC® family as well as a new family of Matrix® detachable coils. Additionally, Boston Scientific Neurovascular entered the developing ischemic stroke market with stent and balloon catheter launches. Looking ahead, Stryker is excited about the pending launch of a series of next generation neurovascular products with enhanced features and benefits which are expected to drive accelerating top line growth.

According to the American Heart Association's 2010 Heart Disease & Stroke Statistics, stroke is the third most common cause of death and a leading cause of serious, long-term adult disability in the U.S. Each year, approximately 795,000 people in the U.S. experience a stroke. The majority of victims (87%) have an ischemic stroke, which occurs when arteries are blocked by blood clots or other deposits or narrowed due to atherosclerosis; others experience a hemorrhagic stroke, which occurs when a brain aneurysm bursts. The total economic cost of stroke is estimated to be $73 billion annually in the U.S. alone.

The Stryker Neurovascular business will be headed by Mark Paul, who is currently President of Boston Scientific Neurovascular. Upon completion of the acquisition, Mr. Paul will report to Curt Hartman, Vice President and Chief Financial Officer of Stryker.

Upon closing, the transaction is expected to be breakeven to slightly accretive to Stryker's 2011 earnings per share excluding acquisition and integration-related charges. The transaction is expected to close in the fourth quarter of 2010.

Barclays Capital served as Stryker's exclusive financial advisor in connection with this transaction.

Stryker will host a conference call for financial analysts at 8:00 a.m., Eastern Time, today to discuss additional details regarding the proposed transaction. To participate in the conference call dial 866-788-0543 (domestic) or 857-350-1681 (international) and enter the participant passcode 31576646. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 30 days.

A recording of the call will also be available from 11:00 a.m., Eastern Time, on October 28, 2010, until 11:59 p.m., Eastern Time, on November 4, 2010. To hear this recording, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 61044776.

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: the Company's ability to consummate and successfully integrate the acquisition of  the Neurovascular division of Boston Scientific; weakening of economic conditions that could adversely affect the level of demand for neurovascular products; legislative and regulatory actions including the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act; unanticipated issues arising in connection with clinical studies and otherwise that affect the FDA's approval of  new neurovascular products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; changes in the competitive environment; and other risks and uncertainties contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care.   The Company provides innovative orthopaedic implants as well as state-of-the-art medical and surgical equipment to help people lead more active and more satisfying lives.  For more information about Stryker, please visit www.stryker.com.

Contacts

For investor relations inquiries, please contact:

Katherine Owen, Vice President, Strategy and Investor Relations of Stryker Corporation, 269-385-2600

For media inquiries please contact:

Aaron Kwittken, Kwittken & Company, 646-747-7144 or stryker@kwitco.com